                                                                      EXHIBIT 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                December 31, 2002

                                                                                      Three Months Ended
                                                                                          December 31
                                                                                   --------------------------
                                                                                       2002         2001
                                                                                   ------------- ------------

Income from continuing operations before provision for
     income taxes per statement of income                                               $41,269      $32,855
Add:
     Portion of rents representative of the interest factor                                 880          902
     Interest on debt & amortization of debt expense                                     15,479       16,215
                                                                                        -------      -------
        Income as adjusted                                                              $57,628      $49,972
                                                                                        =======      =======

Fixed charges:
     Interest on debt & amortization of debt expense (1)                                $15,479      $16,215
     Capitalized interest (2)                                                               150          372
     Rents                                                                                2,639        2,706
     Portion of rents representative of the interest factor (3)                             880          902
                                                                                        -------      -------
        Fixed charges (1)+(2)+(3)                                                       $16,509      $17,489
                                                                                        =======      =======

Ratio of earnings to fixed charges                                                         3.49         2.86